Exhibit 10.13

Declaration of Trust

THIS TRUST DEED is made on 11 December, 2017 BETWEEN LIU RONGHUA whose ID Number is 450981199012101418 of No. 16, Group 12, Datang Village, Dali Town, Beiliu City, Guangxi Province, China (hereinafter called the "Trustee") of the one part AND WANG QIULI whose ID Number is 61242319741220002X of Unit 2304, Xinbi Court, Eighth District, Baoan District, Shenzhen City, Guangdong Province, China (hereinafter called the "Beneficiary") of the other part.

WHEREAS, the Beneficiary is the beneficial owner of the shares specified in the “Schedule 1” hereto.

AND WHEREAS, the Beneficiary requires the Trustee to register the said shares in the Trustee’s name.

AND WHEREAS, the registration as aforesaid was made to the Trustee as a nominee of the Beneficiary and it was agreed that the Trustee should execute such declaration of trust as is hereinafter contained.

NOW THIS DEED WITNESSTH as follows:

(1) The Beneficiary confirms that the Trustee holds the shares specified in the “Schedule 1” of this contract in its requirements and ensures that the ownership of these shares is legitimate, and the act of substituting in this contract does not violate the provisions of relevant laws.

(2) The Trustee here by declares it holds the shares specified in the “Schedule 1” of this contract and all dividends and interest accrue upon the same or any of them upon trust for the Beneficiary and his successors in title and agrees to transfer pay and deal with the said shares and the dividends and interest payable in respect of the same in such manners as the Beneficiary shall from time to time direct in writing.

(3) The Trustee will at the request of the Beneficiary attend all meetings of shareholders or or otherwise which it shall be entitled to attend by virtue of being the registered proprietor of the said share(s). The Trustee will also comply with the written instructions of the Beneficiary and vote in accordance with the precedent of such instructions. The Trustee shall also execute all proxies or other documents which shall be necessary or proper to enable the Beneficiary, its personal representatives, assigns or its nominees to vote at any such meeting in the place of the Trustee. The legal consequences of the vote made by the Trustee under the direction of the Beneficiary shall be borne by the Beneficiary.

(4) The Trustee shall upon request provide the Beneficiary or its successors in title with such information as may be available to the Trustee as a shareholder with regard to the operation of QIANHAI ASIA TIMES (SHENZHEN) INTERNATIONAL FINANCIAL SERVICES CO., LTD.

(5) The Beneficiary may transfer the shares registered by the Trustee as the nominee of the Beneficiary to a third-party company or individual as required.

(6) When the Beneficiary uses the shares registered by the Trustee as the nominee of the Beneficiary as the consideration to purchase any third-party company, the Trustee shall sign the share transfer agreement and acquisition agreement, and the Trustee should fully understand that the ownership of the acquired company belongs to the Trustee.

Trustee: LIU Ronghua

Beneficiary: WANG Qiuli

Date: 11 December, 2017

Schedule 1

Company Name	QIANHAI ASIA TIMES (SHENZHEN) INTERNATIONAL FINANCIAL SERVICES CO., LTD.

Registered Office	Unit 3902, Building 5, Dachong International Centre, Nanshan District, Shenzhen City, Guangodng Province, China

Class of Share(s)	Ordinary

No. of Share(s)	4,950,000

Distinctive No.	NONE

IN WITNESS WHEREOF the parties hereto have now set their seals on the day and in the year before mentioned.

Witness to the signature(s) of the Trustee -	) ) )
Witness's name and address: HE Xiaoyong Room 602, Building 4, Fulian Garden, Futian District, Shenzhen City, Guangdong Province, China	) ) ) ) ) )	LIU RONGHUA刘荣华 (Trustee)

Witness to the signature(s) of the Beneficiary -	) ) )
Witness's name and address: HE Xiaoyong Room 602, Building 4, Fulian Garden, Futian District, Shenzhen City, Guangdong Province, China	) ) ) ) ) )	WANG QIULI王秋丽 (Beneficiary)